Exhibit 10.3

INTRA-GROUP CREDIT AGREEMENT

This Loan Agreement (this “Agreement”), dated as of July 19, 2023,

BY AND BETWEEN

OF THE ONE PART,

IBERDROLA FINANCIACIÓN, S.A.U. (the “Lender”), a company existing under the laws of Spain, with tax identification number A95573283 and whose registered office is at Plaza Euskadi 5, 48009 Bilbao (Spain), properly represented by Ms. María de la Fuente Lecanda and Mr. Javier Pastor Zuazaga, by virtue of power of attorney granted by Mr Ramón Múgica Alcorta, Notary Public of Bilbao on 5th day of April, 2022, under 401 of his protocol, which they expressly declare to be in full force and effect and without any modification thereto;

AND, OF THE OTHER PART,

AVANGRID, INC., a New York Corporation (the “Borrower”), whose registered office is at 180 Marsh Hill Road, Orange, Connecticut 06477, properly represented by Mr. Álvaro Ortega and Mr. Scott Tremble.

RECITALS

I.	WHEREAS, the Lender and the Borrower are members of the group of companies controlled by Iberdrola, S.A.

II.

WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, the Lender has agreed, to make certain revolving loans to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, such parties hereby agree as follows:

SECTION 1. METHOD OF BORROWING; THE LOANS

1.01. Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender agrees to make revolving loans (“Loans”) in Dollars to the Borrower at any time and from time to time from and including the date hereof to but excluding the Current Termination Date then in effect, or until the earlier termination, in an aggregate principal amount at any one time outstanding not to exceed $750,000,000 (the “Facility Amount”). For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans. The Termination Date then in effect may be extended, if so expressly agreed by the parties, to the date that is one year after the current Termination Date in effect (the “Current Termination Date”).

1.02. Notice and Provision of Loans. The Borrower shall give the Lender written, facsimile or electronic message notice (or telephone notice promptly confirmed in writing, electronic message, or by facsimile) not later than 11:00 a.m., New York time, three (3) Business Days before a proposed Borrowing by the Borrower. Such notice shall specify the date of such Borrowing (which shall be a Business Day) and the amount thereof and the Interest Period with respect thereto. If no Interest Period is specified in any such notice, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Lender shall make a Loan in the amount required with respect to each Borrowing hereunder on the Borrowing Date by wire transfer of immediately available funds to the Borrower in New York, New York, not later than 3:00 p.m., New York time. Notwithstanding any other provisions of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Current Termination Date then in effect.

1.03. Repayment of Loans. The outstanding principal balance of each Loan shall be payable on the Interest Payment Date with respect thereto unless such Loan is continued in accordance with Section 1.07; provided that in any event the outstanding principal balance of each Loan shall be payable not later than the earlier of (i) the one-year anniversary of the Borrowing Date with respect to such Loan and (ii) the Current Termination Date. Each Loan shall bear interest on the outstanding principal balance thereof from the applicable Borrowing Date as set forth in Section 1.02. For the avoidance of doubt, the outstanding principal balance of each Loan together with any outstanding interest or Fees payable hereunder shall immediately become due and payable to Lender in full on the Current Termination Date.

1.04. Facility Fees. The Borrower agrees to pay to the Lender a facility fee (a “Facility Fee”) for the period from and including the Closing Date until all of the Loans have been repaid, computed at Facility Fee Rate then in effect, payable quarterly in arrears on the last day of each March, June, September and December, on the Current Termination Date, (and if applicable, thereafter on demand), commencing on the first of such dates to occur after the Closing Date.

1.05. Interest Rates and Payment Dates. Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Daily Compounded SOFR for such Interest Period plus the Applicable Margin (the “Interest Rate”). If all or a portion of the principal amount of any Loan, any interest payable on any Loan or any Fee or other amount payable hereto shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 1.05 plus 1%, from the date of such non-payment until such amount is paid in full. Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to 1.05 shall be payable from time to time on demand.

1.06. Computation of Interest and Fees. Interest and Fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations and other information used by the Lender in determining any interest rate pursuant to this Section 1.06.

1.07. Continuation of Loans. The Borrower shall have the right, with respect to any Loan, at the end of any Interest Period, on three (3) Business Days’ prior notice to the Lender (which shall be confirmed in writing on the next Business Day thereafter) to continue such Loan into a subsequent Interest Period; provided, that (i) no Loan shall be continued into an Interest Period that ends on a date that is later than the earlier to occur of the one-year anniversary of the Borrowing Date with respect to such Loan and the Current Termination Date) and (ii) no Event of Default shall have occurred and be continuing at the time of such continuation. Any notice required to be given by the Borrower to the Lender pursuant to this Section 1.07 shall be irrevocable.

1.08. Mandatory Prepayments.

Unless waived with the prior consent of the Lender, the Loan and any accrued and unpaid interest shall be repayable at par by the Borrower on the date on which a Change in Control in the Borrower occurs.

1.09. Voluntary Prepayments

(a) The Borrower shall have the right, upon notice to the Lender, at any time and from time to time to prepay any Borrowing, in whole or in part, provided that such notice must be received by the Lender not later than 11:00 a.m., New York time, three (3) Business Days prior to any date of prepayment of Loans; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 1.09 shall be subject to Section 1.10 but otherwise without premium or penalty. All prepayments under this Section 1.09 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

1.10. Payments. The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts owing by the Borrower) hereunder not later than 10:00 a.m., New York time, on the date when due in Dollars to the Lender, in immediately available funds, without condition or deduction for any counterclaim, deduction, recoupment or setoff. Whenever any payment (including principal of or interest on any Borrowing of the Borrower or any Fees or other amounts owing by the Borrower) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

2.01. Corporate Existence and Power. Each of the Borrower and its Significant Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business and is in good standing as a foreign corporation under the laws of each material jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iii) has all requisite corporate power and authority and the legal right (A) to own its assets and carry on the business in which it is engaged and (B) in the case of the Borrower, to execute and deliver this Agreement and the other Loan Documents to which it is a party and perform its obligations under this Agreement and the other Loan Documents to which it is a party.

2.02. Due Authorization, Compliance with Law, Enforceable Obligations.

(a) The execution and delivery of this Agreement and the other Loan Documents to which it is a party by the Borrower and the performance by the Borrower of its obligations under this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action , and do not and will not (i) violate (A) any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Borrower, (B) the Certificate of Incorporation, as amended, or By-laws, as amended, of the Borrower or (C) any material indenture, agreement or other instrument to which the Borrower is a party, or by which the Borrower or any of its material property is bound, (ii) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in or require the creation or imposition of any lien of any nature upon any of the assets or properties of the Borrower or its Subsidiaries.

(b) This Agreement and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws or principles of equity relating to or affecting the enforcement of creditors’ rights or contractual obligations generally.

(c) The Borrower has obtained from all Governmental Authorities with jurisdiction all approvals, authorizations and consents and has made, or will make when due, all filings with such Governmental Authorities required in connection with the execution and delivery of this Agreement and the other Loan Documents to which it is a party by the Borrower and the performance by the Borrower of its obligations under this Agreement and the other Loan Documents to which it is a party (including approvals, authorizations, consents and filings (if any) required under any applicable public service or public utility law of New York, Maine, Connecticut or Massachusetts or any other state and the Federal Power Act, each as amended from time to time, and the rules, orders and regulations issued in connection therewith), and all such approvals, authorizations and consents are final and in full force and effect.

2.03. Financial Condition. The Borrower has heretofore provided the Lender with audited consolidated financial statements of the Borrower and its Subsidiaries consisting of a consolidated balance sheet as at December 31, 2022, and the related consolidated statements of income, changes in common stock equity and cash flows audited by KPMG LLP, independent certified public accountants. All such consolidated financial statements, including the related schedules and any notes thereto, fairly present the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of its operations and changes in its common stock equity and cash flows for the period then ended, all in accordance with GAAP applied on a consistent basis. Since December 31, 2022, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, except as may have been disclosed in Borrower’s annual report on Form 10-K for the year ended December 31, 2022 and any quarterly report on Form 10-Q or current report on Form 8-K (collectively, “Borrower’s SEC Filings”), in each case as filed with the U.S. Securities and Exchange Commission (the “SEC”) prior to the Closing Date.

2.04. Litigation. Except as otherwise disclosed to Lender or in Borrower’s SEC Filings, in each case filed with the SEC prior to the Closing Date, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its material properties by or before any court or any Federal, state, local, foreign or other governmental agency or regulatory authority which, if determined adversely to the Borrower, would have a material adverse effect on the financial condition or business of the Borrower or would materially impair the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents to which it is a party.

2.05. Tax Returns. The Borrower has filed or caused to be filed all Federal, state, local and foreign tax returns which, to its knowledge, are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due, except taxes the validity of which is being contested in good faith by appropriate proceedings and with respect to which the Borrower shall have set aside on its books such reserves as are required in accordance with generally accepted accounting principles with respect to any such tax.

2.06. Investment Company Act. The Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

2.07. Other Agreements. The Borrower is not in default with respect to any material indenture, mortgage, loan agreement or evidence of indebtedness to which it is a party or by which it or any of its properties may be bound, which default would materially adversely affect the Borrower’s financial condition.

2.08. Federal Reserve Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

2.09. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or the other Loan Documents or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that, with respect to any financial projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

2.10. Employee Benefit Plans. The Borrower is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower was required to file a report with the PBGC.

2.11. Environmental and Safety Matters. Except as otherwise disclosed to the Lender or in Borrower’s SEC Filings, in each case filed with the SEC prior to the Closing Date, the Borrower complies in all material respects with all, and has not violated in any material respects any, Environmental Laws, and is aware of no events, conditions or circumstances involving liability under or continued compliance with such Environmental Laws, or environmental pollution or contamination or human health or safety that could reasonably be expected to have a material adverse effect on the financial condition or business of the Borrower or would materially impair the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents to which it is a party.

2.12. Ownership of Property; Liens. The Borrower and its Significant Subsidiaries has good title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent failure to have such title could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 5.03.

2.13. Use of Proceeds. The proceeds of the Loans shall be used (i) to provide credit support for the Borrower’s commercial paper and (ii) for general corporate purposes of the Borrower.

2.14. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from this Agreement and the Loans provided hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3. CONDITIONS PRECEDENT

3.01. Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement and the obligations of the Lender to make the initial extension of credit hereunder are subject to the following conditions precedent:

(a) Loan Documents. The Lender shall have received this Agreement, executed and delivered by the Borrower and duly executed copies of the other Loan Documents.

(b) Representations and Warranties; No Default. On the Closing Date, (i) the representations and warranties set forth in Section 2 qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time, and (ii) no Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing on and as of such time.

(c) Approvals. All governmental and third party approvals necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, invalidate or otherwise impose adverse conditions related to this Agreement.

3.02. Conditions to All Extensions of Credit. The obligations of the Lender to make any extensions of credit (including the initial extension of credit) hereunder are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation or conversion date:

(a) No Default. On the date of each Borrowing hereunder, no Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing at such time or after giving effect to any such extension of credit with respect to the applicable Borrower.

(b) Notices. The Lender shall have received a notice of borrowing or notice of conversion or continuation, as applicable, from the Borrower in accordance with Section 1.02 or Section 1.07, as applicable.

SECTION 4. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Loans, that it shall:

4.01. Furnish to the Lenders:

(a) as soon as possible, and in any event within five (5) Business Days after a Financial Officer of the Borrower knows or has reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of the Borrower or any Significant Subsidiary, a statement of such Financial Officer, setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, and as soon as possible, and in any event within five (5) Business Days after filing or receipt thereof, a copy of the notice of such Reportable Event filed with or received from the PBGC;

(b) copies of each annual and other report with respect to any Plan requested by the Lender;

(c) promptly after receipt thereof, a copy of any notice which the Borrower or, to the knowledge of the Borrower, any Significant Subsidiary, may receive from the PBGC relating to the intention of the PBGC to terminate any Plan maintained in whole or in part for the benefit of employees of the Borrower or any Significant Subsidiary or to appoint a trustee to administer any such Plan;

(d) promptly, from time to time, such other information regarding the operations, business, affairs and financial condition of the Borrower and any Significant Subsidiary as the Lender may reasonably request; and

(e) as soon as possible, and in any event within five Business Days after a Financial Officer of the Borrower knows or has reason to know that any Event of Default, or any event which, upon notice or lapse of time or both, would constitute an Event of Default, has occurred, a statement of such Financial Officer, setting forth details as to such Event of Default or event.

4.02. ERISA. Comply in all material respects with the applicable provisions of ERISA.

4.03. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or (ii) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.04. Maintenance of Existence; Compliance. Except as otherwise required by a Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries, (a) (i) preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 5.02 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

4.05. Inspection of Property and Operations; Books and Records. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon the reasonable request of the Lender, permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with their independent certified public accountants.

4.06. Environmental Laws. Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

4.07. Further Assurances. Execute any and all further documents, agreements and instruments, and take all such further actions, that may be required under any applicable law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents.

SECTION 5. NEGATIVE COVENANTS

The Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Loans, except as otherwise required by a Governmental Authority having jurisdiction over the Borrower, the Borrower shall not, directly or indirectly:

5.01. Financial Condition Covenant. Permit the ratio of Consolidated Indebtedness to Consolidated Total Capitalization of the Borrower to exceed 0.65 to 1.00 at any time.

5.02. Sale of Assets; Merger. (a) Sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) (i) all or materially all of its respective properties or assets, whether now owned or hereafter acquired, or (ii) any of its properties or assets, whether now owned or hereafter acquired, if the effect of such sale, lease, transfer or disposition would (A) after giving effect to such transaction, result in the Borrower’s senior unsecured long-term debt rating issued by S&P or Moody’s to fall below BBB- or Baa3, respectively (or, if senior unsecured debt ratings are unavailable for the Borrower, the senior secured long-term debt rating issued by S&P or Moody’s to fall below BBB or Baa2, respectively) or (B) materially impair the ability of the Borrower to perform its obligations under this Agreement or under any other Loan Document or (b) consolidate with or merge with another corporation, except (i) where the Borrower is the surviving corporation and that, after giving effect to such consolidation or merger, no breach of Section 5.01, when calculated on a pro forma basis, would result therefrom, and no other Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing and (ii) the Acquisition.

5.03. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Principal Property, whether now owned or hereafter acquired, except for Liens as in effect on the Closing Date, and except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Significant Subsidiaries;

(f) Liens in existence on the date hereof, securing any Indebtedness outstanding on the date hereof and extensions, renewals or replacements thereof;

(g) Liens securing Indebtedness, in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding, incurred to finance the acquisition or construction of fixed or capital assets (including Capital Lease Obligations) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Liens shall be created substantially simultaneously with or within 120 days after such acquisition or completion of such construction of such fixed or capital assets and (ii) such Liens do not at any time encumber any property other than the property financed by such indebtedness;

(h) any interest or title of a lessor under any lease entered into in the ordinary course of business and covering only the assets so leased;

(i) Liens existing upon any property acquired by the Borrower or any of its Subsidiaries in the ordinary course of business; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(j) Liens arising in connection with sales or transfers of, or financings secured by, accounts receivable or related contracts;

(k) Liens created by or resulting from litigation or legal proceedings that are currently being contested in good faith by appropriate proceedings and do not involve amounts that in the aggregate would exceed $50,000,000;

(l) Liens incidental to the normal conduct of the business of the Borrower or any Subsidiary or the ownership of its property that are not incurred in connection with the incurrence of Indebtedness and that do not in the aggregate materially impair the use of such property in the operation of the business of such Borrower and its Subsidiaries taken as a whole or the value of such property for the purposes of such business;

(m) Liens in respect of property of the Borrower or any of its Subsidiaries in connection with (a) the First Mortgage Bond Indentures or (b) customary mortgage bonds issued by the Borrower or any of its Subsidiaries;

(n) Liens created under any Loan Document; and

(o) Liens which would otherwise not be permitted by clauses (a) through (n) above, securing additional Indebtedness of the Borrower or any of its Subsidiaries, provided that the aggregate amount of all such secured Indebtedness does not exceed 10% of Total Assets.

5.04. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Significant Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Significant Subsidiary to such Person or any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Significant Subsidiary, except to the extent such arrangement would not, collectively with all similar arrangements, reasonably be expected to materially impair the ability of the Borrower to perform its obligations under this Agreement.

5.05. Limitation on Changes in Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

5.06. Use of Proceeds. Request any Borrowing or use (and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use) the proceeds of the Loans, directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6. EVENTS OF DEFAULT

Each of the following events shall constitute an event of default hereunder (hereinafter called an Event of Default) with respect to the Borrower:

(a) failure by the Borrower to pay any amount of principal of any of the Loans, as and when due and payable; failure by the Borrower to pay any interest on any of the Loans, any Fee or any other amount owed under this Agreement, within thirty (30) days after any such interest, Fee or other amount becomes due and payable;

(b) such Borrower shall fail to perform or observe any of its other covenants or agreements contained in this Agreement or any other Loan Document and such failure shall continue unremedied for thirty (30) days after the earlier of (i) a Financial Officer of the Borrower obtaining knowledge thereof and (ii) receipt by the Borrower of written notice thereof from the Lender;

(c) any representation or warranty made by the Borrower herein or in any certificate or other instrument furnished in connection with this Agreement that is qualified as to materiality shall be incorrect or any such representation or warranty not so qualified shall be incorrect in any material respect when made or deemed made;

(d) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Borrower under any Debtor Relief Law, or appointing a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) the Borrower, or of any substantial part of its property, or ordering the winding-up of or liquidation of the affairs of the Borrower and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(e) the filing by the Borrower of a petition or answer or consent seeking relief under any Debtor Relief Law, or the consent by the Borrower to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the failure of the Borrower generally to pay its debts as such debts become due, or the taking of corporate action by the Borrower in furtherance of any such action;

(f) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (except for Iberdrola, S.A.) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of the Borrower; or

(g) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document;

then, and in every such event and at any time thereafter during the continuance of such event, the Lender may, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (A) declare the Loans made to the Borrower and all other amounts accrued or owing by the Borrower under this Agreement to be forthwith due and payable, whereupon such Loans and such other amounts shall become forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided, however, that upon the occurrence of the events in paragraph (d) or (e) of this Section 6 both of the preceding actions will automatically take place without any notice to the Borrower or any action by the Lender.

SECTION 7. DEFINITIONS

7.01. Defined Terms. As used in this Agreement, the terms listed in this Section 7.01 shall have the respective meanings set forth in this Section 7.01.

“Acquisition” shall mean the final consummation of the merger and other transactions pursuant to the Agreement and Plan of Merger, dated as of October 20, 2020, by and among PNM Resources, Inc., Borrower, and NM Green Holdings, Inc., as the same may be amended or otherwise modified from time to time.

“Adjusted Daily Compounded SOFR” means, for any U.S. Government Securities Business Day during an Interest Period, the rate per annum equal to the sum of (a) the Daily Compounded SOFR for such U.S. Government Securities Business Day and (b) the SOFR Adjustment.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. “Controlled” shall have a meaning correlative thereto.

“Agreement” shall mean this Intra-Group Loan Agreement, as amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrowers and its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Margin” shall mean for each Loan, the rate per annum set forth below which corresponds with the most current rating of the Borrower’s senior unsecured long-term debt issued by Moody’s and S&P, respectively.

Ratings	Applicable Margin
>A1/A+	0.800%
A2/A	0.900%
A3/A-	1.000%
Baa1/BBB+	1.075%
Baa2/BBB	1.275%
≤Baa3/BBB-	1.475%

Changes in the Applicable Margin shall become effective on the date on which Moody’s and/or S&P changes the rating it has issued for the Borrower’s senior unsecured long-term debt. If both agencies issue a rating and the two ratings fall in different levels, the Applicable Margin shall be based upon the level indicated by the higher rating; provided that if the higher rating is two or more levels above the lower rating, the Applicable Margin shall be based upon the next level below the higher of the two. If only one of such two agencies issues a rating, such rating shall apply. If the Borrower (a) does not have a senior unsecured long-term debt rating, the Applicable Margin shall be based on the level one level below the Borrower’s senior secured long-term debt rating, and (b) does not have a senior unsecured long-term debt rating or a senior secured long-term debt rating, pricing shall be at the Borrower’s issuer rating.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning assigned to it in the recitals hereof.

“Borrower Senior Secured Indebtedness” shall mean any Indebtedness of the Borrowers secured by any Lien on property owned or acquired by the Borrower.

“Borrowing” shall mean a group of Loans made by the Lender on a single date and as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed.

“Business Day” shall mean any day other than a day which is a Saturday, Sunday or legal holiday in the State of New York or a day on which the Lender is not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Closing Date” shall mean the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 8.07.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Change in Control” shall mean Iberdrola, S.A. shall cease to own and control, of record and beneficially, at least fifty percent (50%) of the issued and outstanding shares of common stock of the Borrower.

“Consolidated Indebtedness” shall mean all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, excluding debt and interest expense arising from the application of Financial Interpretation Number 45 or 46 of the Financial Accounting Standards Board.

“Consolidated Net Income” shall mean the consolidated net income, if any, after taxes, of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; provided that Consolidated Net Income shall not be reduced or increased by the amount of any non-cash extraordinary charges or credits that would otherwise be deducted from or added to revenue in determining such Consolidated Net Income.

“Consolidated Net Worth” shall mean all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity determined at such date; provided, however, that in any event (and notwithstanding a change in GAAP subsequent to the date of this Agreement) amounts attributable to the Borrower’s and its Subsidiaries’ preferred stock shall be included in Consolidated Net Worth.

“Consolidated Total Capitalization” shall mean the sum of the Consolidated Net Worth of the Borrower and the Consolidated Indebtedness of the Borrower.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Current Termination Date” shall have the meaning assigned to it in 1.01.

“Daily Compounded SOFR” has the meaning specified in Schedule 1.01 hereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 5, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment (including natural resources, wetlands, flora and fauna), as now or may at any time hereafter be in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” shall mean any of the events specified in Section 5, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” shall have the meaning assigned to it in Section 6(j).

“Facility Fee” shall have the meaning assigned to it in Section 1.04.

“Facility Fee Rate” shall mean the rate per annum set forth below which corresponds with the most current rating of the Borrower’s senior unsecured long-term debt issued by Moody’s and S&P, respectively.

Ratings	Facility Fee Rate
>A1/A+	0.075%
A2/A	0.1000%
A3/A-	0.125%
Baa1/BBB+	0.175%
Baa2/BBB	0.225%
≤Baa3/BBB-	0.275%

Changes in the Facility Fee Rate shall become effective on the date on which Moody’s and/or S&P changes the rating it has issued for the Borrower’s senior unsecured long-term debt. If both agencies issue a rating and the two ratings fall in different levels, the Facility Fee Rate shall be based upon the level indicated by the higher rating; provided that if the higher rating is two or more levels above the lower rating, the Facility Fee Rate shall be based upon the next level below the higher of the two. If only one of such two agencies issues a rating, such rating shall apply. If the Borrower (a) does not have a senior unsecured long-term debt rating, the Facility Fee Rate shall be based on the level one level below the Borrower’s senior secured long-term debt rating, and (b) does not have a senior unsecured long-term debt rating or a senior secured long-term debt rating, pricing shall be at the Borrower’s issuer rating.

“Fees” shall mean the Facility Fees and other fees separately agreed to in writing by the Borrower and the Lender.

“Financial Officer” of a Borrower shall mean the principal financial officer, principal accounting officer, treasurer or controller of the Borrower or any vice president of the Borrower whose primary responsibility is for financial matters. For purposes of this Agreement, “Financial Officer” shall include the Vice President, Finance of Avangrid Management Company, LLC who has authority to act on the Borrower’s behalf.

“First Mortgage Bond Indentures” means (i) the Indenture of Mortgage, dated as of May 1, 2009, from Central Maine Power Company to The Bank of New York Mellon Trust Company, N.A., as trustee (as supplemented and amended), (ii) the Indenture, dated as of September 1, 1918, from Rochester Gas and Electric Corporation to Bankers Trust Company (as supplemented and amended), (iii) the Indenture between The Southern Connecticut Gas Company (formerly, The Bridgeport Gas Light Company) and The Bridgeport City Trust Company, as trustee, dated as of March 1, 1948 (as supplemented and amended) and (iv) the First Mortgage Indenture and Deed of Trust, dated as of July 1, 1954 (as supplemented and amended), from The Berkshire Gas Company (formerly, Pittsfield Coal Gas Company) to Chemical Bank & Trust Company, as trustee.

“GAAP” shall mean generally accepted accounting principles in the U.S. as in effect as of the date hereof applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Borrower’s audited financial statements.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Indebtedness” shall mean of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue more than sixty (60) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all liabilities of such Person as an account party under acceptances, letters of credit (other than trade letters of credit), surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person that is redeemable at the option of the holder thereof or that has any mandatory dividend, redemption or other required payment that could be required thereunder prior to the date that is one year after the Current Termination Date, (h) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Indebtedness shall not include Indebtedness of a Borrower arising from the application of Financial Interpretation Number 45 of the Financial Accounting Standards Board, Financial Interpretation Number 46 of the Financial Accounting Standards Board or Issue No. 01-08 of the Emerging Issues Task Force (EITF).

“Interest Payment Date” shall mean (a) as to any Loan having an Interest Period of three months or less, the last day of such Interest Period, (b) as to any Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” shall mean the period commencing on the date of any Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending one week or one, two, three or six months thereafter, as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” shall mean this Agreement and the Notes.

“Loans” shall have the meaning assigned to it in Section 1.01.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of the Loan Documents or the rights and remedies of the Lender thereunder.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Note” shall mean, if requested by Lender, the promissory note of the Borrower in favor of the Lender in a form reasonably acceptable to the Lender and the Borrower, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of a Borrower or any Significant Subsidiary.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) owned by the Borrower or any Significant Subsidiary and used primarily for generation, transmission, distribution, design, development or construction, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Total Assets, other than any such facility (or portion thereof) that the Company reasonably determines is not material to the business of the Borrower and its Subsidiaries, taken as a whole.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Party” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, Crimea, so-called Donetsk People’s Republic, Kherson, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Significant Subsidiary” means a significant subsidiary of the Borrower as defined by Rule 1-02 of Regulation S-X under the Exchange Act.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means a percentage equal to 0.10% per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Spanish Civil Procedural Code” means the Law 1/2000 of 7 January on Civil Procedural (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil) as amended, restated, supplemented or otherwise modified or replaced from time to time.

“Spanish Commercial Code” means the Spanish Royal Decree of 22 August 1885 publishing the Spanish Commercial Code (Real Decreto de 22 de Agosto de 1885 por el que se publica el Código de Comercio), as amended, restated, supplemented or otherwise modified or replaced from time to time.

“Spanish Public Document” means any Spanish document público, in form and substance reasonably satisfactory to the parties and being, among others, and without limitation, either escritura pública authorised or any póliza intervened by a Spanish notary public.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Termination Date” shall mean the earlier of i) 18 day of June, 2028, as such date may be extended from time to time by express agreement of the parties, or ii) the date on which Iberdrola S.A. ceases to own at least 50% of the issued and outstanding shares of common stock the Borrower.

“Total Assets” means, as of any date of determination, the total consolidated assets of the Borrower and its Subsidiaries, determined in accordance with GAAP, as shown on the most recent internally available balance sheet of the Borrower, after giving pro forma effect to any acquisition or disposal of any property or assets consummated after the date of the applicable balance sheet and on or prior to the date of determination.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

7.02. Terms Generally. The definitions in Section 7.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Sections and Exhibits shall be deemed references to Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, including the word “consolidated,” as such term is applicable to the Borrower.

SECTION 8. MISCELLANEOUS

8.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by e-mail as follows:

If to the Borrower:	Avangrid, Inc. One City Center, 5th Floor Portland, Maine 04101 United States of America Attention: Treasury Department E-Mail: AGRTreasury@avangrid.com

If to the Lender:	Iberdrola Financiación, S.A.U. Plaza Euskadi 5, 48009 Bilbao España Attention: María Rebollo Miguel Telephone: 34 91 784 7827 E-Mail: mrebollo@iberdrola.es backoffice.financiero@iberdrola.es

(b) Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices and other communications sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that, if such notice, e-mail or other communication is not sent during the recipient’s normal business hours, such notice, e-mail or communication shall be deemed to have been sent at the recipient’s opening of business on the next Business Day.

(c) Either party hereto may change its address or other information for notices and other communications hereunder by notice to the other party.

8.02. Data Protection. The personal data of the representatives of the parties acting pursuant to this Agreement, will be processed, respectively, by the parties, who will act, independently, as data controllers and who shall process such personal data in accordance with applicable law and regulation. Said personal data will be processed solely in order to perform such party’s obligations contained in the Agreement. The legal basis for the processing is the performance of the Agreement, the legitimate interest of the parties in the correct execution of the Agreement and the fulfillment of the legal obligations of the parties thereunder.

Such personal data will be kept as long as the contractual relationship established in the Agreement is in force, or such other period as required by applicable law, and (if required by applicable privacy law) once it is terminated, duly blocked until the expiration of possible legal actions related to such personal data. Personal data will be processed only by the parties and those third parties to whom they are legally or contractually obliged to communicate such personal data.

Data subjects may exercise, if applicable, under the terms established by applicable privacy laws, the rights of access, rectification and deletion of their personal data, as well as request that the processing of their personal data be limited, oppose the same, or request the portability of their data by sending a written communication to each of the parties, through the addresses indicated in the Agreement. Certain data subjects may file a complaint with the Spanish Data Protection Agency or other competent authority for violations of applicable privacy laws.

The parties expressly undertake to inform their representatives with access to such personal data of the terms of this clause, holding the other party harmless from any damages that result from the breaching party’s failure to comply with this obligation.

8.03. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender, all future holders of the Loans and their respective successors and assigns, except that no party may assign or transfer any of its respective rights or obligations under this Agreement without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.04. Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred (i) by the Lender in connection with the preparation of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), and (ii) by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made or any Notes issued hereunder.

(b) The Borrower agrees to indemnify the Lender and each Related Party of the Lender (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by any Indemnitee or asserted against any Indemnitee by any Person other than such Indemnitee and its Related Parties arising out of, in any connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds of therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by such Borrower and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) The provisions of this Section 8.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any of the other Loan Documents, or any investigation made by or on behalf of the Lender. All amounts due under this Section 8.04 shall be payable on written demand therefor.

(d) To the fullest extent permitted by applicable law, neither the Borrower nor the Lender shall assert, and each of them hereby waives, any claim against the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

8.05. Effectiveness. This Agreement shall become effective on the Closing Date, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender.

8.06. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Lender of the Loans herein contemplated and the execution and delivery to the Lender of any Notes evidencing such Loans and shall continue in full force and effect so long as any portion of any of such Notes is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party.

8.07. Waivers; Amendment.

(a) No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 8.07(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender. Any request by the Borrower for a modification, amendment or waiver of any provision of this Agreement or any other Loan Document shall be made in writing to the Lender. Any such waiver, consent or approval granted by the Lender shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances.

(c) No waiver by the Lender of any breach or default of or by the Borrower under this Agreement shall be deemed a waiver of any other previous breach or default or any thereafter occurring.

8.08. Severability. In the event any one or more provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.09. Headings. The Section headings in this Agreement are for convenience only and shall not affect the construction hereof.

8.10. Governing Law; Jurisdiction.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and governed by the laws of the State of New York (without reference to conflict of law principles that would apply the law of any other jurisdiction).

(b) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.10(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law

8.11. Counterparts. This Agreement may be executed in two or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “.pdf” or “.tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

8.12. Entire Agreement. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract between the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.13. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (i) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this Section 8.13.

8.14. Spanish Public Document. Spanish Executive Proceedings. This Agreement and any other Loan Documents (together with any amendments thereto), at the discretion of the Lender, shall be formalized in a Spanish Public Document granted by the Borrower (incorporating an acknowledgement of debt (document público de reconocimiento de deuda) and, at least, the Lender, as well as, acting reasonably, any amendment and restatement or supplement entered into by the parties from time to time thereto, in respect of the debt owing to the Lender under this Agreement or any other Loan Document.

This Spanish Public Document will (i) have the effects established under articles 517 et seq of the Spanish Civil Procedural Law, and (ii) may, at the decision of the Lender, include a translation into Spanish of this Section 8.14. The Borrower hereby expressly authorizes the Lender to request and obtain from the Spanish notary public any copies of any notarized Loan Document that has been notarized as well as hard copies in an enforceable form (copias con caracter ejecutivo) that is reasonable required.

The sums payable by the Borrower hereunder and under any Loan Document to the Lender shall be, without duplication, the total aggregate amount resulting from the balance shown in the account maintained by the Lender in accordance with this Agreement with respect to the Borrower, which, for the avoidance of doubt, shall be equal to the outstanding principal balance and accrued and unpaid Interest and Fees. For the purposes of article 571 et seq. of the Spanish Civil Procedural Law: (i) the amount due and payable under the Loan Documents that may be claimed in any executive proceedings will be contained in a certificate supplied by the Lender and will be based on the accounts maintained by the Lender in connection with this Agreement or any other Loan Document as set forth above ; (ii) the Borrower expressly agree that such balance properly recorded shall be considered as an acknowledgement of debt and may be claimed pursuant to the same provisions of such law; and (iii) the determination of the debt to be claimed through the executive proceedings shall be effected by the Lender by means of the appropriate certificate evidencing the balance shown in the account of the Borrower.

Subject to the provisions of Section 8.10, the Lender may start enforcement proceedings in Spain by presenting to any relevant court: (i) and original notarial copy of this Agreement or any relevant Loan Document in a Spanish Public Document; and (ii) a notarial document (acta notarial) incorporating the certificate of the Lender referred above, evidencing the determination of the amounts due and payable by the Borrower and that such amounts coincide with the balance shown in the account of the Borrower.

The Borrower undertakes to provide, at its cost, the Lender with any sworn translation of the Loan Documents into the Spanish language if required for the purpose of the enforcement of the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

AVANGRID, INC., as Borrower

By:	/s/ Álvaro Ortega
Name: Álvaro Ortega
Title: Vice President – Finance, Investor Relations & Treasury

By:	/s/ Justin Lagasse
Name: Justin Lagasse
Title: Chief Accounting Officer

IBERDROLA FINANCIACIÓN, S.A.U., as Lender

By:	/s/ María de la Fuente
Name: María de la Fuente
Title: Authorized Representative

By:	/s/ Javier Julio Pastor
Name: Javier Julio Pastor
Title: Authorized Representative

Schedule 1.01

“Daily Compounded SOFR” for any U.S. Government Securities Business Day m during an Interest Period, the rate per annum (rounded to the nearest one hundred thousandth of a percentage point) calculated as follows:

For purposes of calculating the rate in the above formula:

“CERm” is the Compounded Effective Rate for that U.S. Government Securities Business Day “m”;

“CERm-1” is, in relation to that U.S. Government Securities Business Day “m”, the Compounded Effective Rate for the immediately preceding U.S. Government Securities Business Day (if any) during such Interest Period;

“nm” is the number of calendar days from, and including, that U.S. Government Securities Business Day “m” up to, but excluding, the following U.S. Government Securities Business Day;

“N” is 360; and

“Compounded Effective Rate” is, for any U.S. Government Securities Business Day during an Interest Period (the “Calculation Business Day”), the percentage rate per annum calculated as set out below:

For purposes of calculating the Compounded Effective Rate:

“Calculation Period” means the period from the first U.S. Government Securities Business Day of that Interest Period to, and including, such Calculation Business Day;

“do” is the number of U.S. Government Securities Business Days in the Calculation Period;

“i” is a series of whole numbers from one to do, each representing the relevant U.S. Government Securities Business Day in chronological order in the Calculation Period;

“FlooredSOFRi – 5 Business Days” is, for any U.S. Government Securities Business Day “i” during the Calculation Period, SOFR for the U.S. Government Securities Business Day (such day, the “SOFR Determination Day”) which is five (5) U.S. Government Securities Business Days prior to that U.S. Government Securities Business Day “i” as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided, that if the sum of such SOFR and the SOFR Adjustment is less than zero, FlooredSOFRi – 5 Business Days shall be deemed to be such a rate so that the aggregate of such rate and the SOFR Adjustment shall equal the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, the SOFR in respect of such SOFR

Determination Day has not been published on the SOFR Administrator’s Website, then the SOFR for such SOFR Determination Day will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Compunded SOFR for no more than three (3) consecutive U.S. Government Securities Business Days “i”;

“ni” is, the number of calendar days from, and including, that U.S. Government Securities Business Day “i” up to, but excluding, the following U.S. Government Securities Business Day; and

“N” has the same meaning as the term above.

“Floor” means a rate of interest equal to 0.00%